CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Annual Report on Form 1-K, as it may be amended, of our Independent Auditor’s Report dated May 1, 2017 relating to the balance sheets of Teraphysics Corporation as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity, and cash flows for years then ended, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

January 31, 2018

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com